AGREEMENT ON RETIREMENT

     This Agreement on Retirement (this "Agreement") is entered into by and between Ronald D. Tipton, Chief Executive Officer of Montana-Dakota Utilities Co. Division and Chief Executive Officer of Great Plains Natural Gas Co. Division of MDU Resources Group, Inc., and as a Director and/or Chairman of the Board, Chief Executive Officer, Manager, and/or President of subsidiaries, divisions, affiliates, and limited liability companies of MDU Resources Group, Inc. and as a member of the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., divisions of MDU Resources Group, Inc., and any other currently held positions within the Companies ("Ronald D. Tipton") and MDU Resources Group, Inc., a Delaware corporation, including all of its subsidiaries, divisions, affiliates, limited liability companies, partnerships, both foreign and domestic of MDU Resources Group, Inc. ("Companies"). This Agreement shall inure to the benefit of and be binding upon the Companies and their successors and assigns.

                            Recitals

     A. Ronald D. Tipton is retiring from Companies and the parties wish to set forth certain terms on the severance of their relationship.

     B. The parties also wish to resolve any claim, demand, liability, action, or cause of action whatsoever by Ronald D. Tipton against the Companies and all other existing differences completely and amicably. Ronald D. Tipton acknowledges that the mutual covenants and agreements herein, including payments set forth in Paragraphs 2 and 3, are good and adequate consideration for this Agreement.

     C. The parties represent that they have been advised about this Agreement by their respective counsel, are competent to enter into it, fully understand its terms and consequences, and enter into it knowingly and voluntarily.

     Based on these recitals, the parties agree as follows:

                              Terms

     1. Retirement. Effective as of close of business on Tuesday, September 28, 2004, Ronald D. Tipton shall retire and resign as Chief Executive Officer of Montana-Dakota Utilities Co. Division and Chief Executive Officer of Great Plains Natural Gas Co. Division of MDU Resources Group, Inc., and as a Director and/or Chairman of the Board, Chief Executive Officer, and/or President of subsidiaries, divisions, affiliates, and limited liability companies of MDU Resources Group, Inc. ("collectively Companies") and as a member of the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., divisions of MDU Resources Group, Inc., and any other currently held positions within the Companies. The form of resignation is attached hereto as Exhibit A and is incorporated herein by
reference.   Ronald D. Tipton will, however, continue to be
employed by Montana-Dakota Utilities Co. as a Special Projects Advisor through the close of business on January 2, 2005. Except as otherwise provided in this Agreement, all benefits, rights, authority and privileges of Ronald D. Tipton from Companies end as of the close of business on January 2, 2005, including but not limited to any ability to obligate Companies pursuant to any Power of Attorney or agreements not specified herein.

     2. Benefits. Ronald D. Tipton shall receive payment of benefits which he has earned or accrued in accordance with MDU Resources Group, Inc. plans and the award agreements thereunder as applicable per his retirement date. Ronald D. Tipton has been informed in a letter of those and concurs with the Companies' determination of his benefits to be paid. This letter is attached hereto as Exhibit B and is incorporated herein by reference.
All payments and benefits to or for Ronald D. Tipton contained in this paragraph shall be payable by applicable plans or Companies in the ordinary course of its business, but such obligations will be paid and/or performed within all time frames contained in the various plans which may be applicable to a retiring employee. Ronald D. Tipton will receive payment for all accrued vacation as soon as administratively feasible after the January 2, 2005 payroll check.

     3. Compensation. Companies will pay to Ronald D. Tipton as consideration for settlement and release of all claims, including, but not limited to, all future participation or distribution in various stock and bonus plans, the sum of two million two hundred thirty five thousand seven hundred and seven dollars ($2,235,707) less legally required deductions. Said payment will be made as soon as administratively feasible after January 2, 2005 or upon expiration of the rescission period set forth in paragraph 20 of this Agreement, whichever date is later. Ronald D. Tipton acknowledges and agrees that this sum is good and adequate consideration for this Agreement and is a sum to which he would not otherwise be entitled.

     4. Tax. Appropriate tax deductions will be made by Companies from the payments made under Paragraphs 2 and 3. The Companies will withhold applicable federal and state income taxes and Ronald D. Tipton's share of state and federal payroll taxes and provide Ronald D. Tipton with a W-2 or other appropriate form evidencing such amounts.

     5.   Release.

     a. Ronald D. Tipton, in exchange for the payment and other considerations set forth above, the sufficiency of which is hereby acknowledged and which is acknowledged to provide good consideration to Ronald D. Tipton to which he is not entitled unless he signs this Agreement, on behalf of himself and his representatives, spouse, agents, heirs and assigns, releases and discharges Companies and Companies' former, current or future officers, employees, representatives, agents, fiduciaries, attorneys, directors, shareholders, insurers, predecessors, parents, affiliates, benefit plans, successors, heirs, and assigns from any and all claims, liabilities, causes of action, damages, losses, demands or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which Ronald D. Tipton ever had, now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind whatsoever relating to or based upon, in whole or in part, any act, transaction, practice or conduct prior to the date hereof, including, but not limited to, matters dealing with Ronald D. Tipton's employment or retirement from employment and/or any other status with the Companies, or which relate in any way to injuries or damages suffered by Ronald D. Tipton (knowingly or unknowingly). This Agreement does not eliminate or release any coverages which Ronald D. Tipton may have under applicable directors and officers insurance or his right to indemnification under the terms of the Companies' bylaws for his time in office. This release and discharge includes, but is not limited to, claims arising under federal, state and local statutory or common law, including, but not limited to, the federal Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, the North Dakota Human Rights Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the North Dakota Whistleblower Act (codified at N.D.C.C. Section 34-01-20), and the Sarbanes-Oxley Act of 2002, including any and all claims for wrongful discharge under any public policy or any policy of the Companies, claims for breach of fiduciary duty, and the laws of contract and tort, and any claim for attorney's fees or costs.

     b. Ronald D. Tipton agrees that he has not and will not institute any lawsuit or commence any action asserting any claims, losses, liabilities, demands or obligations released hereunder. Nothing in this provision shall be construed, however, as prohibiting Ronald D. Tipton from filing a charge or complaint to test the validity under the Older Workers Benefit Protection Act or the waiver of Ronald D. Tipton's rights under the federal ADEA. Nothing contained herein shall be construed to prohibit Ronald D. Tipton from filing a charge or complaint with the Equal Employment Opportunity Commission or the North Dakota Department of Labor or participating in investigations by those entities. However, except for testing the validity of the waiver noted above, Ronald D. Tipton acknowledges that the release he executes herein waives his right to file a court action or to seek individual remedies or monetary damages in any EEOC or North Dakota Department of Labor filed court action. This release does not extend to rights, remedies, claims or causes of action arising out of acts governed by Paragraph 5.a., above, occurring after the effective date of this Agreement and expiration of the revocation period.

     This Agreement does not apply to, or otherwise impair, any vested right Ronald D. Tipton has under a presently existing employee pension or benefit plan or any other claim that may not be waived by law.

     6. Known or Unknown Claims. Ronald D. Tipton understands and expressly agrees that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Companies and their successors, subsidiaries, and affiliates, and all their employees, owners, shareholders, agents, officers, directors, predecessors, assigns, agents, representatives, and attorneys, whether known by Ronald D. Tipton or whether or not Ronald D. Tipton believes he may have any claims, and that any and all rights granted to Ronald D. Tipton under N.D.C.C. Section 9-13-02 or any analogous state law or federal law or regulations, are hereby expressly WAIVED, if applicable.

     7. No Admission. Neither this Agreement nor any action or acts taken in connection with this Agreement or pursuant to it will constitute an admission by Ronald D. Tipton or by Companies of any violation of law, nor will it constitute or be construed as an admission of any wrongdoing whatsoever.

     8. Nondisclosure of Proprietary and Trade Secret Business Information. Ronald D. Tipton agrees to retain in strict confidence and not to use in any way and not to disclose to any persons any non-public, confidential, proprietary, or trade secret information of Companies as described in the North Dakota Uniform Trade Secret Act. Ronald D. Tipton further acknowledges that he has returned to Companies all documents and information encompassing non-public, confidential, proprietary, or trade secret information of the Companies.

     9. No Disparagement. The parties agree not to make any disparaging or false statements about each other.

     10. Change of Control Employment Agreement. Ronald D. Tipton and MDU Resources Group Inc. are parties to a Change of Control Employment Agreement dated November 1, 1998. Ronald D. Tipton acknowledges that no "Change of Control" has occurred, as that term is defined in that agreement and that agreement is hereby terminated.

     11.  Agreement Regarding No Right to Future Employment.
Ronald D. Tipton agrees that he will not at any time in the future bring a claim against Companies for any failure to offer him future employment or failure to accept from him an application for future employment with Companies.

     12. Further Documents. Each party agrees to execute or cause their counsel to execute any additional documents and take any further action which may reasonably be required in order to consummate this Agreement or otherwise fulfill the obligations of the parties thereunder.

     13. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North
Dakota.

     14. Attorneys' Fees. Should any action be brought by any party to this Agreement to enforce any provision thereof, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees and costs and expenses of litigation or arbitration. This provision shall not apply to charges or complaints filed by Ronald D. Tipton to test the validity under the Older Workers Benefit Protection Act or the waiver of Ronald D. Tipton's rights under the ADEA.

     15. Integration. This Agreement constitutes an integration of the entire understanding and agreement of the parties with respect to the matters referred to in this Agreement. Any representation, warranty, promise or condition, whether written or oral, between the parties with respect to the matters referred to in this Agreement which is not specifically incorporated in this Agreement shall not be binding upon any of the parties hereto and the parties acknowledge that they have not relied, in entering into this Agreement, upon any representations, warranties, promises or conditions not specifically set forth in this Agreement. No prior or contemporaneous oral or written understanding, covenant, or agreement between the parties, with respect to the matters referred to in this Agreement, shall survive the execution of this Agreement. This Agreement may be modified only by a written agreement executed by both parties hereto.

     16. Binding Agreement. The parties understand and expressly agree that this Agreement shall bind the heirs, subsidiaries, affiliates, successors, and assigns of the Companies and Ronald D. Tipton.

     17. Construction. The language of this Agreement shall be construed as to its fair meaning and not strictly for or against either party. If any part of this Agreement is construed to be a violation of law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

     18. Counterparts. This Agreement may be executed in counterparts and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original and all counterparts taken together shall constitute one and the same Agreement, which shall be binding and effective as to all parties.

     19. Headings. Headings in this Agreement are for convenience of reference only and are not a part of the substance hereof.

     20. Time for Acceptance and Revocation. Ronald D. Tipton acknowledges that he has been advised in writing by Companies to consult with an attorney prior to signing it. Ronald D. Tipton may have up to twenty-one (21) days from the date this Agreement is presented to Ronald D. Tipton to accept the terms of this Agreement, although Ronald D. Tipton may accept it at any time within those twenty-one (21) days. Ronald D. Tipton agrees that any changes to this Agreement, whether material or not, will not restart the period for acceptance. After acceptance, Ronald D. Tipton will still have an additional seven (7) days in which to revoke his acceptance as it relates to federal age discrimination claims and reinstate any potential claims he might have under the ADEA. To so revoke, Ronald D. Tipton must send the Companies a written statement of revocation. To be effective, the revocation must be in writing and hand-delivered or mailed to the Companies addressed as follows: MDU Resources Group, Inc., c/o Chief Executive Officer, P.O. Box 5650, Bismarck, ND 58506-5650, within the seven (7) day period. If mailed, the revocation must be postmarked within the seven (7) day period.

     This Agreement will not be effective and no payment will be made hereunder until the revocation period has expired. If Ronald D. Tipton exercises his option to revoke his ADEA waiver, the entire Agreement is voidable at the Companies' option within seven (7) days and neither Ronald D. Tipton nor the Companies shall have any further rights or obligations pursuant to this Agreement.

     21. Severability. Should any court with jurisdiction determine that any provision of this Agreement is invalid, void or unenforceable; the remaining provisions shall remain in full force and effect.

                                   EMPLOYEE

Dated:  October 4, 2004            /s/ RONALD D. TIPTON
                                   Ronald D. Tipton

                                   FOR THE COMPANIES

Dated:  October 4, 2004            /s/ MARTIN A. WHITE
                                   Martin A. White
                                   Chairman of the Board,
                                   President and Chief Executive Officer
                                   MDU Resources Group, Inc.



                            EXHIBIT A

                 Resignation of Ronald D. Tipton


     I, Ronald D. Tipton, hereby resign effective September 28, 2004 from my employment as Chief Executive Officer of Montana-Dakota Utilities Co. Division and Chief Executive Officer of Great Plains Natural Gas Co., Division of MDU Resources Group, Inc., and as a Director and/or Chairman of the Board, Chief Executive Officer, Manager, and/or President of subsidiaries, divisions, affiliates, and limited liability companies of MDU Resources Group, Inc. ("collectively Companies") and as a member of the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., divisions of MDU Resources Group, Inc., and any other currently held positions within the Companies. I will, however, continue to be employed by Montana-Dakota Utilities Co. as a Special Projects Advisor through the close of business on January 2, 2005.



/s/ RONALD D. TIPTON                    October 4, 2004

Ronald D. Tipton                        Dated